As filed with the Securities and Exchange Commission on February 21, 2012
Registration Statement No. 333-166073

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOUTHWEST IOWA RENEWABLE ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	2860	20-2735046
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
10868 189th Street
Council Bluffs, Iowa  51503
(712) 366-0392

Agent for Service: Brian Cahill President and Chief Executive Officer 10868 189th Street Council Bluffs, Iowa 51503 (712) 366-0392	Copies of Communications to: David E. Gardels, Esq. Husch Blackwell LLP 1620 Dodge Street, Suite 2100 Omaha, Nebraska 68102 (402) 964-5000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Convertible Subordinated Term Notes due August 2014	$14,251,000 (1)	$3,000 (2)	$14,251,000 (1)	$1,017 (4)
Series A Units	4,750 (3)	(3)	(3)	(4)

(1)      Represents an assumed issuance of $10,000,000 in principal amount of Convertible Subordinated Term Notes in the offering, and then subsequent issuances by us of additional notes in the principal amount of $2,794,944 as payment in-kind of interest over the life of the notes at an assumed interest rate of 7.93%, plus an additional $1,456,056 of payment in-kind interest.
(2)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended.
(3)  This number represents the maximum number of Series A Units potentially issuable upon conversion of all of the Notes registered hereby.  Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of Series A Units as may be issued as a result of adjustments to prevent dilution by reason of any Unit split, Unit dividend or similar transaction.
(4)  $1,017 already paid.  Pursuant to Rule 457(i) under the Securities Act, there is no additional registration fee with respect to the Series A Units issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement on Form S-1/A, which constitutes Post-Effective Amendment No. 1 to the Registration Statement on From S-1 (File No. 333-166073) of Southwest Iowa Renewable Energy, LLC is filed pursuant to Rule 462(d) under the Securities Act of 1933 solely to delete exhibits and add exhibits to such Registration Statement, and, accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.    Exhibits and Financial Statement Schedules

(a)      Exhibits

2	Omitted – Inapplicable.
3(i)
Articles of Organization, as filed with the Iowa Secretary of State on March 28, 2005 (incorporated by reference to Exhibit 3(i) of Registration Statement on Form 10 filed by the Company on January 28, 2008).

4(i)	Third Amended and Restated Operating Agreement dated July 17, 2009 (incorporated by reference to Exhibit 3.1 of Form 8-K filed by the Company on August 21, 2009).
4(iii)
Amended and Restated Indenture between the Company and Treynor State Bank dated as of December 1, 2011 (incorporated by reference to Exhibit 4(iii) to Form S-1/A filed by the Company on December 14, 2011)

4(iv)	Form of Subscription Agreement between Holders and the Company (incorporated by reference to Exhibit 4(iv) of Form S-1/A filed by the Company on October 19, 2011).
4(v)	Unit Transfer Policy, including QMS Manual attached thereto as Appendix 1 (incorporated by reference to Exhibit 4(v) of Form S-1/A filed by the Company on October 19, 2011).
4(vi)
Form of Subscription Agreement between Holders and the Company for Iowa Purchasers who are not Members of the Company (incorporated by reference to Exhibit 4(vi) of Form S-1/A filed by the Company on October 19, 2011).

4(vii)
Form of Subscription Agreement between Holders and the Company for Iowa Purchasers who are already Members of the Company (incorporated by reference to Exhibit 4(vii) of Form S-1/A filed by the Company on October 19, 2011).

4(viii)	Form of Subscription Agreement between Holders and the Company for Arkansas Purchasers (incorporated by reference to Exhibit 4(viii) of Form S-1/A filed by the Company on October 19, 2011).
5.1	Opinion of Husch Blackwell LLP (incorporated by reference to Exhibit 5.1 to Form S-1/A filed by the Company on December 14, 2011)
9	Omitted – Inapplicable.
10.1
Agreement dated October 13, 2006 with Bunge North America, Inc. (incorporated by reference to Exhibit 10.1 of Registration Statement on Form 10/A filed by the Company on October 23, 2008).  Portions of the Agreement have been omitted pursuant to a request for confidential treatment.

10.2
Executed Steam Service Contract dated January 22, 2007 with MidAmerican Energy Company (incorporated by reference to Exhibit 10.4 of Registration Statement on Form 10/A filed by the Company on October 23, 2008).   Portions of the Contract have been omitted pursuant to a request for confidential treatment.

10.3
Assignment of Steam Service Contract dated May 2, 2007 in favor of AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.5 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.4
Electric Service Contract dated December 15, 2006 with MidAmerican Energy Company (incorporated by reference to Exhibit 10.6 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.5
Assignment of Electric Service Contract dated May 2, 2007 in favor of AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.7 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.6
Distillers Grain Purchase Agreement dated October 13, 2006 with Bunge North America, Inc. (incorporated by reference to Exhibit 10.8 of Registration Statement on Form 10 filed by the Company on January 28, 2008).  Portions of the Agreement have been omitted pursuant to a request for confidential treatment.

10.7
Assignment of Distillers Grain Purchase Agreement dated May 2, 2007 in favor of AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.9 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.8
Grain Feedstock Agency Agreement dated October 13, 2006 with AGRI-Bunge, LLC (incorporated by reference to Exhibit 10.10 of Registration Statement on Form 10 filed by the Company on October 23, 2008).  Portions of the Agreement have been omitted pursuant to a request for confidential treatment.

10.9
Assignment of Grain Feedstock Agency Agreement dated May 2, 2007 with AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.11 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.10
License Agreement dated September 25, 2006 between Southwest Iowa Renewable Energy, LLC and ICM, Inc.  (incorporated by reference to Exhibit 10.10 to Form S-1/A filed by the Company on February 24, 2011).

10.11	Security Agreement dated May 2, 2007 with AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.15 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.12
Mortgage, Security Agreement Assignment of Rents and Leases and Fixture Filing dated May 2, 2007 in favor of AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.16 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.13
Environmental Indemnity Agreement dated May 2, 2007 with AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.17 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.14
Convertible Note dated May 2, 2007 in favor of Monumental Life Insurance Company (incorporated by reference to Exhibit 10.18 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.15	Convertible Note dated May 2, 2007 in favor of Metlife Bank, N.A. (incorporated by reference to Exhibit 10.19 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.16
Convertible Note dated May 2, 2007 in favor of Cooperative Centrale Raiffeisen-Boerenleenbank, B.A. (incorporated by reference to Exhibit 10.20 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.17
Convertible Note dated May 2, 2007 in favor of Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.21 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.18	Convertible Note dated May 2, 2007 in favor of First National Bank of Omaha (incorporated by reference to Exhibit 10.22 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.19
Revolving Line of Credit Note in favor of Cooperative Centrale Raiffeisen-Boerenleenbank, B.A. (incorporated by reference to Exhibit 10.23 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.20
Revolving Line of Credit Note in favor of Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.24 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.21	Revolving Line of Credit Note in favor of First National Bank of Omaha (incorporated by reference to Exhibit 10.25 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.22	Term Revolving Note in favor of Metlife Bank, N.A. (incorporated by reference to Exhibit 10.26 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.23
Term Revolving Note in favor of Cooperative Centrale Raiffeisen-Boerenleenbank, B.A. (incorporated by reference to Exhibit 10.27 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.24	Term Revolving Note in favor of Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.28 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.25	Term Revolving Note in favor of First National Bank of Omaha (incorporated by reference to Exhibit 10.29 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.26
Lien Subordination Agreement dated May 2, 2007 among Southwest Iowa Renewable Energy, LLC, AgStar Financial Services, PCA and Iowa Department of Economic Development (incorporated by reference to Exhibit 10.30 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.27
Value Added Agricultural Product Marketing Development Grant Agreement dated November 3, 2006 with the United States of America (incorporated by reference to Exhibit 10.31 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.28	Fee Letter dated May 2, 2007 with AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.33 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.29
Master Contract dated November 21, 2006 with Iowa Department of Economic Development (incorporated by reference to Exhibit 10.35 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.30
Amended and Restated Disbursing Agreement dated March 7, 2008 with AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.39 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.31
Allonge to Revolving Line of Credit Note in favor of First National Bank of Omaha dated March 7, 2008 (incorporated by reference to Exhibit 10.43 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.32
Allonge to Revolving Line of Credit Note in favor of Cooperative Centrale Raiffeisen-Boerenleenbank, B.A., dated March 7, 2008 (incorporated by reference to Exhibit 10.44 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.33
Allonge to Revolving Line of Credit Note in favor of Metropolitan Life Insurance Company, dated March 7, 2008 (incorporated by reference to Exhibit 10.45 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.34
Allonge to Convertible Note in favor of First National Bank of Omaha, dated March 7, 2008 (incorporated by reference to Exhibit 10.46 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.35
Allonge to Convertible Note in favor of Metlife Bank, N.A., dated March 7, 2008 (incorporated by reference to Exhibit 10.47 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.36
Allonge to Convertible Note in favor of Metropolitan Life Insurance Company, dated March 7, 2008 (incorporated by reference to Exhibit 10.48 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21,

2008).
10.37
Allonge to Convertible Note in favor of Cooperative Centrale Raiffeisen-Boerenleenbank, B.A., dated March 7, 2008 (incorporated by reference to Exhibit 10.49 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.38
Allonge to Term Revolving Note in favor of First National Bank of Omaha, dated March 7, 2008 (incorporated by reference to Exhibit 10.50 of Amendment No. 1 to Registration Statement on Form 10  filed by the Company on March 21, 2008).

10.39
Allonge to Term Revolving Note in favor of Cooperative Centrale Raiffeisen-Boerenleenbank, B.A., dated March 7, 2008 (incorporated by reference to Exhibit 10.51 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.40
Allonge to Term Revolving Note in favor of Metlife Bank, N.A., dated March 7, 2008 (incorporated by reference to Exhibit 10.52 of Amendment No. 1 to Registration Statement on Form 10  filed by the Company on March 21, 2008).

10.41
Allonge to Term Revolving Note in favor of Metropolitan Life Insurance Company, dated March 7, 2008 (incorporated by reference to Exhibit 10.53 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.42
Allonge to Convertible Note in favor of Monumental Life Insurance Company, dated March 7, 2008 (incorporated by reference to Exhibit 10.54 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.43	Term Revolving Note in favor of Amarillo National Bank (incorporated by reference to Exhibit 10.55 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).
10.44
Allonge to Term Revolving Note in favor of Amarillo National Bank, dated March 7, 2008 (incorporated by reference to Exhibit 10.56 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.45
Convertible Note dated May 2, 2007, in favor of Amarillo National Bank (incorporated by reference to Exhibit 10.57 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.46
Allonge to Convertible Note in favor of Amarillo National Bank, dated March 7, 2008 (incorporated by reference to Exhibit 10.58 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.47
Revolving Line of Credit Note in favor of Amarillo National Bank (incorporated by reference to Exhibit 10.59 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.48
Allonge to Revolving Line of Credit Note in favor of Amarillo National Bank, dated March 7, 2008 (incorporated by reference to Exhibit 10.60 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.49	Amendment No. 01 dated March 9, 2007 with Iowa Department of Economic Development (incorporated by reference to Exhibit 10.2 of Form 8-K filed by the Company on June 10, 2006).
10.50	Amendment No. 02 dated May 30, 2008 with Iowa Department of Economic Development (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on June 10, 2006).
10.51
Base Agreement dated August 27, 2008 between Southwest Iowa Renewable Energy, LLC and Cornerstone Energy, LLC (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on September 2, 2008).

10.52	Risk Management Services Agreement dated December 15, 2008 with Bunge North America, Inc. (incorporated by reference to Exhibit 10.4 of Form 8-K filed by the Company on December 22, 2008).
10.53
Grain Feedstock Supply Agreement dated December 15, 2008 with AGRI-Bunge, LLC.  Portions of the Agreement have been omitted pursuant to a request for confidential treatment (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on December 22, 2008).

10.54
Subordinated Revolving Credit Note made by Southwest Iowa Renewable Energy, LLC in favor of Bunge N.A. Holdings, Inc. dated effective August 26, 2009 (incorporated by reference to Exhibit 10.2 of Form 8-K filed by the Company on September 2, 2009).

10.55
Amendment to Steam Service Contract by and between Southwest Iowa Renewable Energy, LLC and MidAmerican Energy Company dated effective October 3, 2008. Portions of the Agreement have been omitted pursuant to a request for confidential treatment. (incorporated by reference to Exhibit 10.61 of Form S-1/A filed by the Company on February 24, 2011)

10.56
Second Amendment to Steam Service Contract by and between Southwest Iowa Renewable Energy, LLC and MidAmerican Energy Company dated effective January 1, 2009. Portions of the Agreement have been omitted pursuant to a request for confidential treatment. (incorporated by reference to Exhibit 10.62 of Form S-1/A filed by the Company on February 24, 2011)

10.57
Third Amendment to Steam Service Contract by and between Southwest Iowa Renewable Energy, LLC and MidAmerican Energy Company dated effective January 1, 2009. Portions of the Agreement have been omitted pursuant to a request for confidential treatment. (incorporated by reference to Exhibit 10.63 of Form S-1/A filed by the Company on February 24, 2011)

10.58
Fourth Amendment to Steam Service Contract by and between Southwest Iowa Renewable Energy, LLC and MidAmerican Energy Company dated effective December 1, 2009. Portions of the Agreement have been omitted pursuant to a request for confidential treatment. (incorporated by reference to Exhibit 10.64 of Form S-1/A filed by the Company on February 24, 2011)

10.59
Amended and Restated Railcar Sublease Agreement dated March 25, 2009 with Bunge North America, Inc. (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on August 14, 2009).  Portions of the Agreement have been omitted pursuant to a request for confidential treatment.

10.60
Amended and Restated Credit Agreement by and among Southwest Iowa Renewable Energy, LLC and AgStar Financial Services, PCA, the Banks named therein, dated as of March 31, 2010 (incorporated by reference to Exhibit 99.1 of Form 8-K filed by the Company on April 5, 2010).

10.61
Loan Satisfaction Agreement, by and among Southwest Iowa Renewable Energy, LLC, ICM, Inc., and Commerce Bank, N.A., dated June 17, 2010 (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on June 23, 2010).

10.62
Negotiable Subordinated Term Loan Note issued by Southwest Iowa Renewable Energy, LLC in favor of ICM, Inc., dated June 17, 2010 (incorporated by reference to Exhibit 10.2 of Form 8-K filed by the Company on June 23, 2010).

10.63
ICM, Inc. Agreement – Equity Matters, by and between ICM, Inc. and Southwest Iowa Renewable Energy, LLC, dated as of June 17, 2010 (incorporated by reference to Exhibit 10.3 of Form 8-K filed by the Company on June 23, 2010).

10.64
Subordinated Term Loan Note issued by Southwest Iowa Renewable Energy, LLC in favor of Bunge N.A. Holdings, Inc., dated June 17, 2010 (incorporated by reference to Exhibit 10.4 of Form 8-K filed by the Company on June 23, 2010).

10.65
Bunge Agreement - Equity Matters by and between Southwest Iowa Renewable Energy, LLC and Bunge N.A. Holdings, Inc. date effective August 26, 2009. (incorporated by reference to Exhibit 10.72 of Form S-1/A filed by the Company on February 24, 2011)

10.66
First Amendment to Bunge Agreement – Equity Matters, by and between Bunge N.A. Holdings, Inc. and Southwest Iowa Renewable Energy, LLC, dated as of June 17, 2010 (incorporated by reference to Exhibit 10.5 of Form 8-K filed by the Company on June 23, 2010).

10.67
Subordination Agreement, by and among Bunge N.A. Holdings, Inc., ICM, Inc., and AgStar Financial Services, PCA and acknowledged by Southwest Iowa Renewable Energy, LLC, dated as of June 17, 2010 (incorporated by reference to Exhibit 10.6 of Form 8-K filed by the Company on June 23, 2010).

10.68
Intercreditor Agreement, by and between Bunge N.A. Holdings, Inc. and ICM, Inc. and acknowledged by Southwest Iowa Renewable Energy, LLC, dated as of June 17, 2010. (incorporated by reference to Exhibit 10.7 of Form 8-K filed by the Company on June 23, 2010).

10.69	Southwest Iowa Renewable Energy Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on July 6, 2010).
10.70	Joint Defense Agreement between ICM, Inc. and Southwest Iowa Renewable Energy, LLC dated July 13, 2010 (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on July 16, 2010).
10.71
Tricanter Purchase and Installation Agreement by and between ICM, Inc. and Southwest Iowa Renewable Energy, LLC dated August 25, 2010 (incorporated by reference to Exhibit 10.1 of Form 8-K/A filed by the Company on January 12, 2011). Portions of the Agreement have been omitted pursuant to a request for confidential treatment.

10.72
Corn Oil Agency Agreement by and between Bunge North America, Inc. and Southwest Iowa Renewable Energy, LLC effective as of November 12, 2010 (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on November 30, 2010).  Portions of the Agreement have been omitted pursuant to a request for confidential treatment.

10.73
Amendment to Amended and Restated Credit Agreement by and among Southwest Iowa Renewable Energy, LLC and AgStar Financial Services, PCA and the Banks named therein, effective as of March 31, 2011 (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on April 5, 2011).

10.74
Second Amendment to Amended and Restated Credit Agreement by and among the Company and AgStar Financial Services, PCA and the Banks named therein, effective as of June 30, 2011 (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on July 6, 2011).

10.75	Trustee Joinder to Intercreditor Agreement by Treynor State Bank dated December 12, 2011. (incorporated by reference to Exhibit 10.80 to Form S-1/A filed by the Company on December 14, 2011).
10.76	Trustee Joinder to Subordination Agreement by Treynor State Bank dated December 12, 2011. (incorporated by reference to Exhibit 10.81 to Form S-1/A filed by the Company on December 14, 2011).
10.77	Lease Agreement dated December 15, 2008 with Bunge North America, Inc. (incorporated by reference to Exhibit 10.2 of Form 8-K filed by the Company on December 22, 2008).
10.78
Ethanol Purchase Agreement dated effective January 1, 2012 by and between the Company and Bunge North American, Inc. (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on January 5, 2012) Portions of this agreement have been omitted pursuant to a request for confidential treatment.

10.79	Employment Agreement dated effective January 1, 2012 by and between the Company and Brian T. Cahill. (incorporated by reference to Exhibit 10.2 of Form 8-K filed by the Company on January 5, 2012).
11	Omitted – Inapplicable.
12	Omitted – Inapplicable.
13	Omitted – Inapplicable.
14	Omitted – Inapplicable.
16	Omitted – Inapplicable.
18	Omitted – Inapplicable.

21	Omitted – Inapplicable.
22	Omitted – Inapplicable.
23.1	Consent of McGladrey & Pullen, LLP
24	Omitted – Inapplicable.
25.1
Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Treynor State Bank, as Trustee under the Indenture for the Notes (incorporated by reference to Exhibit 25.1 to Form S-1/A filed by the Company on December 14, 2011)

101.XML	XBRL Instance Document (incorporated by reference to Exhibit 101.XML to the Rule 424(b)(3) Prospectus filed by the Company on February 21, 2012)
101.XSD	XBRL Taxonomy Schema (incorporated by reference to Exhibit 101.XSD to the Rule 424(b)(3) Prospectus filed by the Company on February 21, 2012)
101.CAL	XBRL Taxonomy Calculation Database (incorporated by reference to Exhibit 101.CAL to the Rule 424(b)(3) Prospectus filed by the Company on February 21, 2012)
101.LAB	XBRL Taxonomy Label Linkbase (incorporated by reference to Exhibit 101.LAB to the Rule 424(b)(3) Prospectus filed by the Company on February 21, 2012)
101.PRE	XBRL Taxonomy Presentation Linkbase (incorporated by reference to Exhibit 101.PRE to the Rule 424(b)(3) Prospectus filed by the Company on February 21, 2012)
101.DEF	XBRL Taxonomy Definition Linkbase (incorporated by reference to Exhibit 101.DEF to the Rule 424(b)(3) Prospectus filed by the Company on February 21, 2012)

(b)      Financial Statement Schedules

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Council Bluffs, State of Iowa, on the 21st day of February, 2012.

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

By:	/s/ Brian Cahill
Brian Cahill
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Cahill
Brian Cahill	President and Chief Executive Officer	February 21, 2012

/s/ Karen Kroymann
Karen Kroymann	Controller and Principal Financial Officer	February 21, 2012

/s/ Karol King †
Karol King	Director and Chairman of the Board	February 21, 2012

/s/ Ted Bauer †
Ted Bauer	Director and Secretary and Treasurer	February 21, 2012

/s/ Hubert Houser †
Hubert Houser	Director	February 21, 2012

/s/ Michael Guttau †
Michael Guttau	Director	February 21, 2012

/s/ Eric Hakmiller †
Eric Hakmiller	Director	February 21, 2012

/s/ Tom Schmitt †
Tom Schmitt	Director	February 21, 2012

/s/ Greg Krissek †
Greg Krissek	Director	February 21, 2012

† Pursuant to power of attorney granted April 14, 2010 and filed with the registrant’s Registration Statement on Form S-1 on April 14, 2010 with the Securities and Exchange Commission.

EXHIBIT INDEX

2	Omitted – Inapplicable.
3(i)
Articles of Organization, as filed with the Iowa Secretary of State on March 28, 2005 (incorporated by reference to Exhibit 3(i) of Registration Statement on Form 10 filed by the Company on January 28, 2008).

4(i)	Third Amended and Restated Operating Agreement dated July 17, 2009 (incorporated by reference to Exhibit 3.1 of Form 8-K filed by the Company on August 21, 2009).
4(iii)
Amended and Restated Indenture between the Company and Treynor State Bank dated as of December 1, 2011 (incorporated by reference to Exhibit 4(iii) to Form S-1/A filed by the Company on December 14, 2011)

4(iv)	Form of Subscription Agreement between Holders and the Company (incorporated by reference to Exhibit 4(iv) of Form S-1/A filed by the Company on October 19, 2011).
4(v)	Unit Transfer Policy, including QMS Manual attached thereto as Appendix 1 (incorporated by reference to Exhibit 4(v) of Form S-1/A filed by the Company on October 19, 2011).
4(vi)
Form of Subscription Agreement between Holders and the Company for Iowa Purchasers who are not Members of the Company (incorporated by reference to Exhibit 4(vi) of Form S-1/A filed by the Company on October 19, 2011).

4(vii)
Form of Subscription Agreement between Holders and the Company for Iowa Purchasers who are already Members of the Company (incorporated by reference to Exhibit 4(vii) of Form S-1/A filed by the Company on October 19, 2011).

4(viii)	Form of Subscription Agreement between Holders and the Company for Arkansas Purchasers (incorporated by reference to Exhibit 4(viii) of Form S-1/A filed by the Company on October 19, 2011).
5.1	Opinion of Husch Blackwell LLP (incorporated by reference to Exhibit 5.1 to Form S-1/A filed by the Company on December 14, 2011)
9	Omitted – Inapplicable.
10.1
Agreement dated October 13, 2006 with Bunge North America, Inc. (incorporated by reference to Exhibit 10.1 of Registration Statement on Form 10/A filed by the Company on October 23, 2008).  Portions of the Agreement have been omitted pursuant to a request for confidential treatment.

10.2
Executed Steam Service Contract dated January 22, 2007 with MidAmerican Energy Company (incorporated by reference to Exhibit 10.4 of Registration Statement on Form 10/A filed by the Company on October 23, 2008).   Portions of the Contract have been omitted pursuant to a request for confidential treatment.

10.3
Assignment of Steam Service Contract dated May 2, 2007 in favor of AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.5 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.4
Electric Service Contract dated December 15, 2006 with MidAmerican Energy Company (incorporated by reference to Exhibit 10.6 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.5
Assignment of Electric Service Contract dated May 2, 2007 in favor of AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.7 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.6
Distillers Grain Purchase Agreement dated October 13, 2006 with Bunge North America, Inc. (incorporated by reference to Exhibit 10.8 of Registration Statement on Form 10 filed by the Company on January 28, 2008).  Portions of the Agreement have been omitted pursuant to a request for confidential treatment.

10.7
Assignment of Distillers Grain Purchase Agreement dated May 2, 2007 in favor of AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.9 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.8
Grain Feedstock Agency Agreement dated October 13, 2006 with AGRI-Bunge, LLC (incorporated by reference to Exhibit 10.10 of Registration Statement on Form 10 filed by the Company on October 23, 2008).  Portions of the Agreement have been omitted pursuant to a request for confidential treatment.

10.9
Assignment of Grain Feedstock Agency Agreement dated May 2, 2007 with AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.11 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.10
License Agreement dated September 25, 2006 between Southwest Iowa Renewable Energy, LLC and ICM, Inc.  (incorporated by reference to Exhibit 10.10 to Form S-1/A filed by the Company on February 24, 2011).

10.11	Security Agreement dated May 2, 2007 with AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.15 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.12
Mortgage, Security Agreement Assignment of Rents and Leases and Fixture Filing dated May 2, 2007 in favor of AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.16 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.13
Environmental Indemnity Agreement dated May 2, 2007 with AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.17 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.14
Convertible Note dated May 2, 2007 in favor of Monumental Life Insurance Company (incorporated by reference to Exhibit 10.18 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.15	Convertible Note dated May 2, 2007 in favor of Metlife Bank, N.A. (incorporated by reference to Exhibit 10.19 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.16	Convertible Note dated May 2, 2007 in favor of Cooperative Centrale Raiffeisen-Boerenleenbank, B.A. (incorporated by reference to Exhibit 10.20 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.17
Convertible Note dated May 2, 2007 in favor of Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.21 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.18	Convertible Note dated May 2, 2007 in favor of First National Bank of Omaha (incorporated by reference to Exhibit 10.22 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.19
Revolving Line of Credit Note in favor of Cooperative Centrale Raiffeisen-Boerenleenbank, B.A. (incorporated by reference to Exhibit 10.23 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.20
Revolving Line of Credit Note in favor of Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.24 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.21	Revolving Line of Credit Note in favor of First National Bank of Omaha (incorporated by reference to Exhibit 10.25 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.22	Term Revolving Note in favor of Metlife Bank, N.A. (incorporated by reference to Exhibit 10.26 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.23
Term Revolving Note in favor of Cooperative Centrale Raiffeisen-Boerenleenbank, B.A. (incorporated by reference to Exhibit 10.27 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.24	Term Revolving Note in favor of Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.28 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.25	Term Revolving Note in favor of First National Bank of Omaha (incorporated by reference to Exhibit 10.29 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.26
Lien Subordination Agreement dated May 2, 2007 among Southwest Iowa Renewable Energy, LLC, AgStar Financial Services, PCA and Iowa Department of Economic Development (incorporated by reference to Exhibit 10.30 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.27
Value Added Agricultural Product Marketing Development Grant Agreement dated November 3, 2006 with the United States of America (incorporated by reference to Exhibit 10.31 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.28	Fee Letter dated May 2, 2007 with AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.33 of Registration Statement on Form 10 filed by the Company on January 28, 2008).
10.29
Master Contract dated November 21, 2006 with Iowa Department of Economic Development (incorporated by reference to Exhibit 10.35 of Registration Statement on Form 10 filed by the Company on January 28, 2008).

10.30
Amended and Restated Disbursing Agreement dated March 7, 2008 with AgStar Financial Services, PCA (incorporated by reference to Exhibit 10.39 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.31
Allonge to Revolving Line of Credit Note in favor of First National Bank of Omaha dated March 7, 2008 (incorporated by reference to Exhibit 10.43 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.32
Allonge to Revolving Line of Credit Note in favor of Cooperative Centrale Raiffeisen-Boerenleenbank, B.A., dated March 7, 2008 (incorporated by reference to Exhibit 10.44 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.33
Allonge to Revolving Line of Credit Note in favor of Metropolitan Life Insurance Company, dated March 7, 2008 (incorporated by reference to Exhibit 10.45 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.34
Allonge to Convertible Note in favor of First National Bank of Omaha, dated March 7, 2008 (incorporated by reference to Exhibit 10.46 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.35
Allonge to Convertible Note in favor of Metlife Bank, N.A., dated March 7, 2008 (incorporated by reference to Exhibit 10.47 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.36
Allonge to Convertible Note in favor of Metropolitan Life Insurance Company, dated March 7, 2008 (incorporated by reference to Exhibit 10.48 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.37
Allonge to Convertible Note in favor of Cooperative Centrale Raiffeisen-Boerenleenbank, B.A., dated March 7, 2008 (incorporated by reference to Exhibit 10.49 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.38
Allonge to Term Revolving Note in favor of First National Bank of Omaha, dated March 7, 2008 (incorporated by reference to Exhibit 10.50 of Amendment No. 1 to Registration Statement on Form 10  filed by the Company on March 21, 2008).

10.39
Allonge to Term Revolving Note in favor of Cooperative Centrale Raiffeisen-Boerenleenbank, B.A., dated March 7, 2008 (incorporated by reference to Exhibit 10.51 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.40
Allonge to Term Revolving Note in favor of Metlife Bank, N.A., dated March 7, 2008 (incorporated by reference to Exhibit 10.52 of Amendment No. 1 to Registration Statement on Form 10  filed by the Company on March 21, 2008).

10.41
Allonge to Term Revolving Note in favor of Metropolitan Life Insurance Company, dated March 7, 2008 (incorporated by reference to Exhibit 10.53 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21,

2008).
10.42
Allonge to Convertible Note in favor of Monumental Life Insurance Company, dated March 7, 2008 (incorporated by reference to Exhibit 10.54 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.43	Term Revolving Note in favor of Amarillo National Bank (incorporated by reference to Exhibit 10.55 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).
10.44
Allonge to Term Revolving Note in favor of Amarillo National Bank, dated March 7, 2008 (incorporated by reference to Exhibit 10.56 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.45
Convertible Note dated May 2, 2007, in favor of Amarillo National Bank (incorporated by reference to Exhibit 10.57 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.46
Allonge to Convertible Note in favor of Amarillo National Bank, dated March 7, 2008 (incorporated by reference to Exhibit 10.58 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.47
Revolving Line of Credit Note in favor of Amarillo National Bank (incorporated by reference to Exhibit 10.59 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.48
Allonge to Revolving Line of Credit Note in favor of Amarillo National Bank, dated March 7, 2008 (incorporated by reference to Exhibit 10.60 of Amendment No. 1 to Registration Statement on Form 10 filed by the Company on March 21, 2008).

10.49	Amendment No. 01 dated March 9, 2007 with Iowa Department of Economic Development (incorporated by reference to Exhibit 10.2 of Form 8-K filed by the Company on June 10, 2006).
10.50	Amendment No. 02 dated May 30, 2008 with Iowa Department of Economic Development (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on June 10, 2006).
10.51
Base Agreement dated August 27, 2008 between Southwest Iowa Renewable Energy, LLC and Cornerstone Energy, LLC (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on September 2, 2008).

10.52	Risk Management Services Agreement dated December 15, 2008 with Bunge North America, Inc. (incorporated by reference to Exhibit 10.4 of Form 8-K filed by the Company on December 22, 2008).
10.53
Grain Feedstock Supply Agreement dated December 15, 2008 with AGRI-Bunge, LLC.  Portions of the Agreement have been omitted pursuant to a request for confidential treatment (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on December 22, 2008).

10.54
Subordinated Revolving Credit Note made by Southwest Iowa Renewable Energy, LLC in favor of Bunge N.A. Holdings, Inc. dated effective August 26, 2009 (incorporated by reference to Exhibit 10.2 of Form 8-K filed by the Company on September 2, 2009).

10.55
Amendment to Steam Service Contract by and between Southwest Iowa Renewable Energy, LLC and MidAmerican Energy Company dated effective October 3, 2008. Portions of the Agreement have been omitted pursuant to a request for confidential treatment. (incorporated by reference to Exhibit 10.61 of Form S-1/A filed by the Company on February 24, 2011)

10.56
Second Amendment to Steam Service Contract by and between Southwest Iowa Renewable Energy, LLC and MidAmerican Energy Company dated effective January 1, 2009. Portions of the Agreement have been omitted pursuant to a request for confidential treatment. (incorporated by reference to Exhibit 10.62 of Form S-1/A filed by the Company on February 24, 2011)

10.57
Third Amendment to Steam Service Contract by and between Southwest Iowa Renewable Energy, LLC and MidAmerican Energy Company dated effective January 1, 2009. Portions of the Agreement have been omitted pursuant to a request for confidential treatment. (incorporated by reference to Exhibit 10.63 of Form S-1/A filed by the Company on February 24, 2011)

10.58
Fourth Amendment to Steam Service Contract by and between Southwest Iowa Renewable Energy, LLC and MidAmerican Energy Company dated effective December 1, 2009. Portions of the Agreement have been omitted pursuant to a request for confidential treatment. (incorporated by reference to Exhibit 10.64 of Form S-1/A filed by the Company on February 24, 2011)

10.59
Amended and Restated Railcar Sublease Agreement dated March 25, 2009 with Bunge North America, Inc. (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on August 14, 2009).  Portions of the Agreement have been omitted pursuant to a request for confidential treatment.

10.60
Amended and Restated Credit Agreement by and among Southwest Iowa Renewable Energy, LLC and AgStar Financial Services, PCA, the Banks named therein, dated as of March 31, 2010 (incorporated by reference to Exhibit 99.1 of Form 8-K filed by the Company on April 5, 2010).

10.61
Loan Satisfaction Agreement, by and among Southwest Iowa Renewable Energy, LLC, ICM, Inc., and Commerce Bank, N.A., dated June 17, 2010 (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on June 23, 2010).

10.62
Negotiable Subordinated Term Loan Note issued by Southwest Iowa Renewable Energy, LLC in favor of ICM, Inc., dated June 17, 2010 (incorporated by reference to Exhibit 10.2 of Form 8-K filed by the Company on June 23, 2010).

10.63
ICM, Inc. Agreement – Equity Matters, by and between ICM, Inc. and Southwest Iowa Renewable Energy, LLC, dated as of June 17, 2010 (incorporated by reference to Exhibit 10.3 of Form 8-K filed by the Company on June 23, 2010).

10.64
Subordinated Term Loan Note issued by Southwest Iowa Renewable Energy, LLC in favor of Bunge N.A. Holdings, Inc., dated June 17, 2010 (incorporated by reference to Exhibit 10.4 of Form 8-K filed by the Company on June 23, 2010).

10.65
Bunge Agreement - Equity Matters by and between Southwest Iowa Renewable Energy, LLC and Bunge N.A. Holdings, Inc. date effective August 26, 2009. (incorporated by reference to Exhibit 10.72 of Form S-1/A filed by the Company on February 24, 2011)

10.66
First Amendment to Bunge Agreement – Equity Matters, by and between Bunge N.A. Holdings, Inc. and Southwest Iowa Renewable Energy, LLC, dated as of June 17, 2010 (incorporated by reference to Exhibit 10.5 of Form 8-K filed by the Company on June 23, 2010).

10.67
Subordination Agreement, by and among Bunge N.A. Holdings, Inc., ICM, Inc., and AgStar Financial Services, PCA and acknowledged by Southwest Iowa Renewable Energy, LLC, dated as of June 17, 2010 (incorporated by reference to Exhibit 10.6 of Form 8-K filed by the Company on June 23, 2010).

10.68
Intercreditor Agreement, by and between Bunge N.A. Holdings, Inc. and ICM, Inc. and acknowledged by Southwest Iowa Renewable Energy, LLC, dated as of June 17, 2010. (incorporated by reference to Exhibit 10.7 of Form 8-K filed by the Company on June 23, 2010).

10.69	Southwest Iowa Renewable Energy Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on July 6, 2010).
10.70	Joint Defense Agreement between ICM, Inc. and Southwest Iowa Renewable Energy, LLC dated July 13, 2010 (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on July 16, 2010).
10.71
Tricanter Purchase and Installation Agreement by and between ICM, Inc. and Southwest Iowa Renewable Energy, LLC dated August 25, 2010 (incorporated by reference to Exhibit 10.1 of Form 8-K/A filed by the Company on January 12, 2011). Portions of the Agreement have been omitted pursuant to a request for confidential treatment.

10.72
Corn Oil Agency Agreement by and between Bunge North America, Inc. and Southwest Iowa Renewable Energy, LLC effective as of November 12, 2010 (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on November 30, 2010).  Portions of the Agreement have been omitted pursuant to a request for confidential treatment.

10.73
Amendment to Amended and Restated Credit Agreement by and among Southwest Iowa Renewable Energy, LLC and AgStar Financial Services, PCA and the Banks named therein, effective as of March 31, 2011 (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on April 5, 2011).

10.74
Second Amendment to Amended and Restated Credit Agreement by and among the Company and AgStar Financial Services, PCA and the Banks named therein, effective as of June 30, 2011 (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on July 6, 2011).

10.75	Trustee Joinder to Intercreditor Agreement by Treynor State Bank dated December 12, 2011. (incorporated by reference to Exhibit 10.80 to Form S-1/A filed by the Company on December 14, 2011).
10.76	Trustee Joinder to Subordination Agreement by Treynor State Bank dated December 12, 2011. (incorporated by reference to Exhibit 10.81 to Form S-1/A filed by the Company on December 14, 2011).
10.77	Lease Agreement dated December 15, 2008 with Bunge North America, Inc. (incorporated by reference to Exhibit 10.2 of Form 8-K filed by the Company on December 22, 2008).
10.78
Ethanol Purchase Agreement dated effective January 1, 2012 by and between the Company and Bunge North American, Inc. (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on January 5, 2012) Portions of this agreement have been omitted pursuant to a request for confidential treatment.

10.79	Employment Agreement dated effective January 1, 2012 by and between the Company and Brian T. Cahill. (incorporated by reference to Exhibit 10.2 of Form 8-K filed by the Company on January 5, 2012).
11	Omitted – Inapplicable.
12	Omitted – Inapplicable.
13	Omitted – Inapplicable.
14	Omitted – Inapplicable.
16	Omitted – Inapplicable.
18	Omitted – Inapplicable.
21	Omitted – Inapplicable.
22	Omitted – Inapplicable.
23.1	Consent of McGladrey & Pullen, LLP
24	Omitted – Inapplicable.
25.1
Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Treynor State Bank, as Trustee under the Indenture for the Notes (incorporated by reference to Exhibit 25.1 to Form S-1/A filed by the Company on December 14, 2011)

101.XML	XBRL Instance Document (incorporated by reference to Exhibit 101.XML to the Rule 424(b)(3) Prospectus filed by the Company on February 21, 2012)
101.XSD	XBRL Taxonomy Schema (incorporated by reference to Exhibit 101.XSD to the Rule 424(b)(3) Prospectus filed by the Company on February 21, 2012)
101.CAL	XBRL Taxonomy Calculation Database (incorporated by reference to Exhibit 101.CAL to the Rule 424(b)(3) Prospectus filed by the Company on February 21, 2012)
101.LAB	XBRL Taxonomy Label Linkbase (incorporated by reference to Exhibit 101.LAB to the Rule 424(b)(3) Prospectus filed by the Company on February 21, 2012)
101.PRE	XBRL Taxonomy Presentation Linkbase (incorporated by reference to Exhibit 101.PRE to the Rule 424(b)(3) Prospectus filed by the Company on February 21, 2012)
101.DEF	XBRL Taxonomy Definition Linkbase (incorporated by reference to Exhibit 101.DEF to the Rule 424(b)(3) Prospectus filed by the Company on February 21, 2012)